UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 21, 2008
Date of Report (Date of earliest event reported)

NORD RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	0-26407	85-0212139
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 West Wetmore Road, Suite 203 Tucson, Arizona	85705
(Address of principal executive offices)	(Zip Code)

520-292-0266
Registrant's telephone number, including area code

1 Wetmore Road, Suite 203
Tucson, Arizona

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item	Description
7.01	Regulation FD Disclosure
9.01	Financial Statements and Exhibits

2.

SECTION 7 - REGULATION FD

Item 7.01          Regulation FD Disclosure

On February 21, 2008, Nord Resources Corporation ("Nord") issued a news release announcing that it has modified its plan to commence copper production from new ore in light of guidance received from the Arizona Department of Environmental Quality in connection with its outstanding application for the required air quality permit. Under the modified plan, Nord anticipates that copper production from new ore will require an additional 14 to 20 weeks. Copper cathode production from residual leaching operations will not be affected by the modified plan.

Nord's original plan was to fast-track the assembly and installation of the crushing and conveying systems at the mine while the air quality permit needed for production was being processed by the Arizona Department of Environmental Quality. By doing so, Nord had anticipated that it could begin producing copper from newly-mined ore as soon as the third quarter of 2008 and that it would reach full production in the fourth quarter of 2008. That plan would have enabled Nord to meet our target of about 12 million pounds of copper production in 2008.

On further examination of the permitting process and based in part on guidance from the Arizona Department of Environmental Quality, Nord determined that it should not proceed with certain activities at the site including, among other actions, the assembly and installation of the crushing and conveying systems, until it has received the air quality permit. Nord's decision to modify its production plan is based on its conservative interpretation of the applicable rules, which it feels is important to protecting the excellent working relationship that it has developed with the Arizona Department of Environmental Quality. Nord believes that adopting this approach will help expedite the processing of its air quality permit application.

Nord is examining a number of options to mitigate the effect of this modified approach as much as possible, including accelerating its production and construction plans, once the permit has been received. This could potentially include processing run-of-mine or partially crushed ore while construction is continuing. While somewhat less efficient than originally planned, it would mean being able to undertake processing of new ore as early as the third quarter of 2008, rather than waiting until the fourth quarter of 2008.

Nord has discussed the modified production plan with its lender, Nedbank Limited, and does not expect that this will affect the project financing facility that Nedbank Limited has provided to Nord for construction, start-up, and operation of the Johnson Camp Mine.

As a result of the modified production plan, Nord anticipates that, subject to the timing of receipt of the air quality permit, copper production in 2008 will be approximately 4 million pounds, and that Nord will reach the full production rate of about 25 million pounds of copper per year at the Johnson Camp Mine in early spring 2009.

Nord is in the process of engaging a third party consultant to investigate the potential to increase annual production beyond the current full production target of approximately 25 million pounds of copper per year, which is based on the existing estimated reserves.

3.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits
Exhibit No.	Exhibit
99.1	News release dated February 21, 2008**

**        Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
NORD RESOURCES CORPORATION
DATE: February 21, 2008	By: /s/ John T. Perry John T. Perry Chief Executive Officer

4.